Exhibit 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Don Markley or Bruce Voss
Guy Childs, Chief Financial Officer	(310) 691-7100
(719) 633-8333	dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS REPORTS FIRST QUARTER REVENUE OF $17.4 MILLION AS
ATHERECTOMY PRODUCT SALES INCREASE 52%
Company Affirms Previous 2007 Financial Guidance
COLORADO SPRINGS, Colo. (April 19, 2007) – Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the three months ended March 31, 2007.
Revenue for the first quarter of 2007 reached $17.4 million, up 28% compared with revenue of $13.6 million for the first quarter of 2006. For the quarter, disposable product revenue rose 35% to $14.4 million, laser revenue declined 23% to $1.1 million, and service and other revenue increased 20% to $1.9 million, all compared with the first quarter of 2006. The increase in disposable product revenue for the quarter was driven primarily by a 52% increase in atherectomy product sales as compared with last year, and also included a 7% increase in lead removal revenue.
The worldwide installed base of lasers increased to 657 laser systems as of March 31, 2007 (515 in the United States), which includes net laser placements of 34 units in the first quarter of 2007, compared with 29 net placements in the comparable quarter last year.
Gross margin for the quarter was 73% of revenue, compared with 73% in the first quarter a year ago. Operating expenses in the quarter were $13.2 million, up 24% from the prior-year first quarter. The increase is primarily related to ongoing investment in an expanded field sales organization, physician training, product development and clinical research initiatives to further penetrate the large and growing market for treating peripheral arterial disease (PAD).
Pre-tax income in the first quarter of 2007 was $165,000, compared with a pre-tax loss of $619,000 in the first quarter of 2006. Pre-tax income includes stock-based compensation of $669,000 for the quarter ended March 31, 2007 as compared with $620,000 during the first quarter last year. Given the Company’s significant historical net operating losses which are available to offset future taxable income, any income tax expense or benefit is a non-cash item. As a result, management believes that pre-tax income or loss is the most appropriate measure of its operating performance.
For the first quarter of 2007, Spectranetics reported a net loss of $65,000, or $0.00 per share, compared with a net loss of $638,000, or $0.02 per share, in the first quarter of 2006.
Cash, cash equivalents and current and non-current investment securities totaled $52.8 million as of March 31, 2007, compared with $56.5 million as of December 31, 2006.

“Spectranetics further expanded its role in treating PAD, as our atherectomy revenue again exceeded the overall growth in that market by a significant margin,” said John G. Schulte, President and Chief Executive Officer. “Most importantly, we accelerated the progress of the TURBO Booster catheter when the FDA allowed us to end the CELLO trial early based on the strength of data on 61 patients, instead of continuing with the planned 85 patients. We have completed the patient follow-up study, and expect to file the 510(k) application within the next 30 days. The TURBO Booster will greatly increase our market opportunity, as approximately two-thirds of the endovascular procedures performed in the United States are for above-the-knee blockages.”
2007 Financial Guidance
Spectranetics today affirmed its previous 2007 financial guidance as follows:
Revenue for 2007 is estimated to be within the range of $79 million to $83 million, representing 24% to 31% growth compared with 2006. Revenue guidance does not include any potential contribution from the TURBO Booster product, which is the subject of the CELLO clinical trial and is targeted at treatment of above-the-knee leg blockages.
The Company expects pre-tax income, including stock-based compensation expense, to be within the range of a $600,000 pre-tax loss to pre-tax income of $1.0 million. The Company believes that pre-tax income or loss is the most relevant measure of its operating performance given that income taxes are a non-cash expense due to historical net operating losses available to offset future taxable income. For that reason and the fact that significant fluctuations in the effective income tax rate are expected from quarter to quarter, the Company is not providing guidance on an effective income tax rate. The guidance assumes gross margin for the year in the low seventies. Stock-based compensation expense is estimated to be within the range of $3.5 million to $4.5 million during 2007.
This guidance takes into consideration the following key factors:
•	Laser placements are expected to be within the range of 100 to 120 net new laser placements in 2007.
•	Incremental costs of approximately $1.1 million related to the formation and development of a six-person dedicated sales force for lead-removal products.
•	Incremental increases in research, development and other technology costs of approximately $2.1 million, including development work for enhancements to the excimer laser system, and clinical trials focused on below-the-knee applications and in-stent restenosis.
•	The costs for relocation and consolidation of the Company’s headquarters and manufacturing operations to an expanded facility in Colorado Springs, which are estimated to be in the range of $900,000 to $1.2 million in 2007, a portion of which relates to maintaining dual facilities during the twelve to fifteen month transition period.
In assessing the Company’s financial guidance, Spectranetics’ management considered many factors and assumptions including, but not limited to, current and projected sales trend data; status, timing and progression of the Company’s product development projects; current and projected spending levels to support sales, marketing, development and administrative activities; and other risk factors discussed in Spectranetics’ publicly filed documents.

Conference Call
Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call can dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 5399037. The web site replay will be available for 14 days following the completion of the call.
About Spectranetics
Founded in 1984, Spectranetics manufactures and sells the only excimer laser approved in the United States, Europe and Japan for use in multiple, minimally invasive cardiovascular procedures. This technology treats complex cardiovascular conditions by photo-ablating multiple lesion types into tiny particles that are easily absorbed into the blood stream. The Company’s disposable catheters use high-energy “cool” ultraviolet light to vaporize arterial blockages in the legs and heart, as well as scar tissue encapsulating pacing and defibrillation leads. For more information visit www.spectranetics.com.
Spectranetics, CVX-300 and CLiRpath are registered trademarks of The Spectranetics Corporation.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company’s relocation and consolidation of its headquarters and manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
- Financial tables follow -

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenue	$17,365	$13,617
Cost of revenue	4,635	3,647

Gross margin	12,730	9,970
Gross margin %	73%	73%
Operating expenses:
Selling, general and administrative	10,634 (1)	8,879 (1)
Research, development and other technology	2,608 (2)	1,834 (2)

Total operating expenses	13,242	10,713

Operating loss	(512)	(743)
Other income, net	677	124

Income (loss) before taxes	165	(619)
Income tax expense	(230)	(19)

Net loss	$(65)	$(638)

Loss per common and common equivalent share – basic and diluted	$(0.00)	$(0.02)

Weighted average shares outstanding
Basic	31,009	26,360
Diluted	31,009	26,360

(1)	Includes stock based compensation (SBC) of $584 thousand and $527 thousand for the three months ended March 31, 2007 and 2006, respectively.

(2)	Includes SBC of $85 thousand and $93 thousand for the three months ended March 31, 2007 and 2006, respectively.

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)
(Unaudited)

	March 31,	December 31,
	2007	2006
Assets
Current assets
Cash, cash equivalents and investment securities	$29,869	$48,014
Accounts receivable	11,229	11,185
Inventories	5,807	5,067
Deferred tax asset	49	49
Other current assets	1,138	1,440

Total current assets	48,092	65,755
Property, plant and equipment, net	18,111	16,176
Investment securities, non-current	22,964	8,453
Deferred tax asset, non-current	479	709
Other assets	536	401

Total assets	$90,182	$91,494

Liabilities and stockholders’ equity
Current liabilities	10,074	13,203
Non-current liabilities	—	3
Stockholders’ equity	80,108	78,288

Total liabilities and stockholders’ equity	$90,182	$91,494

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

	2006					2007
Financial Summary:	1st Qtr	2nd Qtr		3rd Qtr	4th Qtr	1st Qtr
(000’s, except per share amounts)
Laser Revenue:
Equipment sales	$820	$804		$1,076	$819	$402
Rental fees	560	603		636	558	661

Total laser revenue	1,380	1,407		1,712	1,377	1,063

Disposable Products Revenue:
Fiber-optic atherectomy revenue	5,081	6,934		6,450	7,405	7,654
Support catheter revenue	1,573	1,840		1,895	2,230	2,470

Total atherectomy revenue	6,654	8,774		8,345	9,635	10,124

Fiber-optic lead removal revenue	2,759	2,693		3,064	3,209	2,952
Other devices and accessories revenue	1,255	1,385		1,312	1,558	1,350

Total lead removal revenue	4,014	4,078		4,376	4,767	4,302

Service and other revenue	1,569	1,738		1,761	1,903	1,876

Total revenue	13,617	15,997		16,194	17,682	17,365

Net income (loss)	(638) *	308	*	(165) *	(952) *	(65) *
Net income (loss) per share
Basic	(0.02)	0.01		(0.01)	(0.03)	(0.00)
Diluted	(0.02)	0.01		(0.01)	(0.03)	(0.00)

Cash flow generated by (used in) operating activities	(5,501)	(924)		(445)	197	(3,799)
Total cash and investment securities-current and non-current	11,183	58,211		57,296	56,467	52,833
Laser sales summary:
Laser sales from inventory	2	1		4	7	3
Laser sales from evaluation/rental units	4	5		4	0	0

Total laser sales	6	6		8	7	3

*	Includes stock-based compensation of $620, $607, $748, $688 and $669, respectively.

Worldwide Installed Base Summary:
Laser sales from inventory	2	1	4	7	3
Rental placements	22	25	33	30	32
Evaluation placements	8	3	3	5	5

Laser placements during quarter	32	29	40	42	40
Buy-backs/returns during quarter	(3)	(4)	(3)	(4)	(6)

Net laser placements during quarter	29	25	37	38	34
Total lasers placed at end of quarter	523	548	585	623	657
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